Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2021 to 12:01 a.m. on 8/19/2022.

Policy Number: 169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$40,000,000	$27,155
The Advisors’ Inner Circle Fund II	$40,000,000	$10,081
The Advisors’ Inner Circle Fund III	$40,000,000	$11,043
Bishop Street Funds	$40,000,000	$120
Causeway Capital Management Trust	$40,000,000	$7,721
SEI Tax Exempt Trust	$40,000,000	$4,339
SEI Daily Income Trust	$40,000,000	$10,394
SEI Institutional International Trust	$40,000,000	$6,753
SEI Institutional Managed Trust	$40,000,000	$25,509
SEI Asset Allocation Trust	$40,000,000	$802
SEI Institutional Investments Trust	$40,000,000	$50,145
Adviser Managed Trust	$40,000,000	$3,074
New Covenant Funds	$40,000,000	$1,082
SEI Structured Credit Fund, L.P.	$40,000,000	$1,411
SEI Catholic Values Trust	$40,000,000	$399
Gallery Trust	$40,000,000	$541
Schroder Series Trust	$40,000,000	$190
Delaware Wilshire Private Markets Funds	$40,000,000	$15
Frost Family of Funds	$40,000,000	$3,203

*	SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.